                                                FILED PURSUANT TO RULE 424(B)(3)
                                             REGISTRATION STATEMENT NO. 333-8851

                       PROSPECTUS SUPPLEMENT NUMBER THREE
           (TO PROSPECTUS DATED NOVEMBER 5, 1996, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NUMBER ONE DATED APRIL 4, 1997, AND
             PROSPECTUS SUPPLEMENT NUMBER TWO DATED JUNE 12, 1997)

                                U.S.$86,250,000

              6.50% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2003

     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 5, 1996, as amended or supplemented (the "Prospectus"), relating to the potential sale from time to time of up to $86,250,000 aggregate amount of Notes and the Common Shares issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the respective principal amounts of Offered Securities beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus:

    Goldman, Sachs & Co. ..........................    553,000     553,000     22,246     22,246

     All information provided in this Prospectus Supplement is as of a recent practicable date.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 17, 1997.